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                                                                   EXHIBIT 77(M)
                                                      VAN KAMPEN TAXEXEMPT TRUST

     On December 11, 2009, Invesco Van Kampen High Yield Municipal Fund acquired all of the assets and liabilities of Van Kampen Strategic Municipal Income Fund (the "Fund") through a tax free reorganization approved by the Fund's shareholders on October 21, 2009.